Exhibit 99.1

REDPOINT BIO REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Company Provides Operational Update

Ewing, New Jersey, August 14, 2007 — Redpoint Bio Corporation (OTCBB: RPBC), a company developing compounds to improve the taste of pharmaceutical, food and beverage products, today announced financial and operational results for the second quarter and six months ended June 30, 2007. Recent highlights included:

•                  Signed multi-year R&D collaboration and licensing agreement with Givaudan, the world’s leading flavor and fragrances company, for discovery and development of novel sweetness and savory enhancers and bitter blockers, for the food and beverage industry;

•                  Raised total net proceeds of $28.4 million in a private placement, including participation from our existing investors Aperture Venture Partners LLC, Cargill, Incorporated, Danisco Venture A/S, NJTC Venture Fund SBIC, L.P., RK Ventures Group, LLC and S.R. One, Limited;

•                  Relocated to a state-of-the-art, 18,577 square foot corporate facility in Ewing, New Jersey;

•                  Began trading under new ticker symbol; and

•                  S-1 registration statement covering the resale of shares issued in the private placement declared effective.

Financial Results

For the quarter and six month period ended June 30, 2007, Redpoint recorded revenue of $0.7 million from the commencement of the Company’s research and development collaboration with Givaudan, signed in March 2007. During the quarter and six month period ended June 30, 2006, the Company did not generate any research or grant revenue.

Redpoint reported a net loss attributable to common stockholders for the quarter ended June 30, 2007 of $1.6 million, or $0.02 per share, compared to $2.0 million, or $0.46 per share for the second quarter of 2006.

Research and development expenses for the second quarter of 2007 were $1.2 million, compared to $0.9 million for the second quarter of 2006.  The increase was primarily attributable to increased costs associated with the Company’s bitter blocker and taste enhancer research programs.

The net loss attributable to common stockholders for the six months ended June 30, 2007 was $6.9 million, or $0.14 per share, compared to $3.9 million, or $0.89 per share for the six months ended June 30, 2006.

At June 30, 2007, Redpoint had approximately $28.5 million in cash and cash equivalents.

Ray Salemme, Ph.D., Chief Executive Officer of Redpoint, stated, “We are pleased to report our results for the second quarter and first six months of 2007, a period of real achievement for our Company. With the proceeds raised in our private placement, our status as a publicly traded company, and our move to a new, state-of-the-art corporate research facility, we are now in a stronger position to more aggressively pursue our growth goals. Plans currently call for the build-out of our R&D operations and the subsequent expansion of our scientific and business team, from 24 to approximately 35 employees over the next six to twelve months.

“The signing of the collaboration and licensing agreement with Givaudan represents the attainment of another key milestone in our corporate strategy. Givaudan is a global company serving virtually every major food and beverage company. With their support, we are excited about the opportunity to leverage our proprietary taste modulation technology and to develop, and eventually commercialize novel, new taste solutions for the food and beverage industry. We are delighted to be working with such a world-class organization.”

On the pharmaceutical side, Dr. Salemme explained that Redpoint’s scientific team is working to identify compounds that could act as universal bitter blockers for both the Company’s own pipeline and for collaborative formulation development programs with major pharmaceutical companies. “Our goal is to develop bitter blockers that will help improve patient compliance with drug regimens, while improving safety and efficacy.  Initial applications could include liquid and oral dissolve formulations,” said Dr. Salemme.

On March 27, 2007, Redpoint signed a multi-year research and development collaboration and licensing agreement with Vernier, Switzerland-based Givaudan (VTX:GIVN.VX), the world’s leading company in the flavors and fragrances industry, to discover and develop novel sweetness and savory enhancers, as well as bitter blocker compounds, for use in the food and beverage industry.

Under terms of the agreement, Redpoint received an upfront payment of $1.3 million and will receive research funding of up to $11.6 million over the initial 3.5 year term of the agreement. The Company is also eligible to receive milestone payments of up to $2.5 million, and royalty payments based on global sales of Givaudan products containing flavor systems that incorporate compounds developed under the collaboration.

In March 2007, the Company completed the first closing of its private placement of shares of common stock and warrants to purchase common stock raising approximately $17.2 million of net proceeds.  In April 2007, the Company completed the final closing of its private placement raising approximately $11.2 million of net proceeds, bringing the total net proceeds to $28.4 million.  National Securities Corporation and Brean Murray, Carret & Co., LLC acted as co-placement agents for the transaction.

The net proceeds of the private placement are being used for ongoing research and development activities and working capital purposes. At June 30, 2007, Redpoint Bio had approximately 78.9 million shares of common stock issued and outstanding.

In May 2007, Redpoint Bio announced that it has relocated its corporate headquarters and research facilities to a new, 18,577 square foot facility in Ewing, New Jersey. The building’s convenient location will provide the Company with continued access to key academic and scientific labor bases in New Jersey and Pennsylvania and allow for the planned build-out of its research and development operations.

About Redpoint Bio

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste enhancers and aversive taste blockers for the food, beverage and pharmaceutical industries. Redpoint Bio’s food and beverage program is focused on identifying flavor enhancers that improve the taste of existing ingredients, reduce the need for excess sugar and salt, and contribute to the development of healthier, better-tasting foods and beverages. The pharmaceutical program uses a biochemical approach aimed at suppressing the bitterness of medicines, which has the potential to expand the range of formulation options and increase patient compliance. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to among other factors, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement. You should review the “Risk Factors” section set forth in the Company’s SEC filings, including the most recent quarterly report on Form 10-Q, for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

CONTACT AT:

Redpoint Bio:	At Rx Communications Group (for Redpoint Bio):
Scott Horvitz	Melody Carey (investors): (917) 322-2571
Chief Financial Officer	Paula Schwartz (investors): (917) 322-2216
(609) 637-9700, ext. 207	Tina Posterli (media): (917) 322-2565
shorvitz@redpointbio.com

(financial table follows)

Selected Financial Information
Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007

Research and grant revenue	$—	$675	$—	$716

Operating expenses:
Research and development	926	1,242	1,834	3,810
General and administrative	702	1,151	1,410	2,063
Total operating expenses	1,628	2,393	3,244	5,873
Operating loss	(1,628)	(1,718)	(3,244)	(5,157)
Interest income	13	155	29	176
Interest expense	(120)	(26)	(162)	(1,655)
Net loss	(1,735)	(1,589)	(3,377)	(6,636)

Accretion of redeemable convertible preferred stock	(287)	—	(571)	(225)

Net loss applicable to common stockholders	$(2,022)	$(1,589)	$(3,948)	$(6,861)

Basic and diluted net loss per common share	$(0.46)	$(0.02)	$(0.89)	$(0.14)

Weighted average common shares outstanding	4,430	77,657	4,421	47,354

Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31, 2006	June 30, 2007

Cash and cash equivalents	$974	$28,531
Other current assets	73	226
Property and equipment, net	841	1,107
Other assets	664	302
Total assets	$2,552	$30,166

Current liabilities	$5,927	$2,795
Current portion of deferred revenue	—	1,049
Long-term liabilities	635	386
Deferred revenue, less current portion	—	836
Redeemable convertible preferred stock	16,716	—
Stockholders’ equity (deficit)	(20,726)	25,100
Total liabilities and stockholders’ equity	$2,552	$30,166

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